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                                                                   EXHIBIT 10.19

                             GAS GATHERING AGREEMENT

         THIS AGREEMENT is made and entered into as of the 1st day of March 1999, by and between CMS CONTINENTAL NATURAL GAS, INC. ("Gatherer") and PENNACO ENERGY, INC. ("Owner").

                              W I T N E S S E T H:
         WHEREAS, Owner owns or controls certain natural Gas produced or to be produced from the lands, leases and wells located in the Dedicated Area ("Dedicated Area") as more fully described on Exhibit "A" attached hereto; and

         WHEREAS, Gatherer intends to construct a gathering system in the Dedicated Area.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Gatherer and Owner covenant and agree as follows:

                                        I.
                                   DEFINITIONS

         As used herein, the following terms shall have the meanings set forth below:
         1.1 "Btu" - British Thermal Unit, or the quantity of heat required to raise the temperature of one (1) pound of water one degree Fahrenheit (1DEGF) at a starting temperature of 59.5 degrees Fahrenheit (59.5DEGF). "MMBtu" - one million Btu's. Btu's at the Point(s) of Delivery and Receipt hereunder shall be determined on an as delivered basis.
         1.2 "Contract Year" shall mean a period of twelve (12) consecutive Months beginning on the first day of the Month next following the Month in which initial delivery of Gas hereunder commences, and each succeeding twelve (12) Month period thereafter; provided, however, that the period commencing on the Day in which initial delivery commences hereunder and ending on the first Day of the next Month shall be deemed part of the first "Contract Year".
         1.3 "Dedicated Area" shall mean the area of dedication described on Exhibit "A" in which Owner owns or controls certain natural gas produced or to be produced from various lands, leases and wells which are dedicated to this Agreement. For determining the fees due hereunder the Dedicated Area is divided into the West Dedicated Area and East Dedicated Area. Such designation of West Dedicated Area and East Dedicated Area is as shown on Exhibit "A".
         1.4 "Day" shall mean a period of twenty-four (24) consecutive hours commencing at 9:00 a.m., Central Clock Time on one calendar day and ending at 9:00 a.m., Central Clock Time on the following calendar day.

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         1.5  "Fuel" or "fuel" shall mean Owner's share of the fuel that is consumed, gas lost and unaccounted for and shrinkage on Gatherer's System between the Point(s) of Receipt and the Point of Delivery. Owner's share of Fuel shall be the sum of the following: (i) the total volume of fuel consumed on each segment of the System during such Month times a fraction, the numerator of which is the volume of Owner's gas which utilizes such segment and the denominator of which is the total volume of all Gas which utilizes such segment during such Month, and (ii) the total volume of gas lost and unaccounted for (as adjusted for line pack) collected on the System during such Month times a fraction, the numerator of which is the volume (as measured at the Point(s) of Receipt) of Owner's gas delivered to Gatherer's System during the Month and the denominator of which is the total volume of Gas delivered by all parties to Gatherer's System during such Month.
         1.6 "Gas" or "gas" - all natural gas, including but not limited to Gas produced from conventional gas formations, coalsearn methane or other coal related methane producing formations which arrives at the surface in the gaseous phase, including all hydrocarbon and non-hydrocarbon components, casinghead gas and helium, produced from oil wells, gas well gas, stock tank vapors, and other sources of production, unless specifically excluded herein.
         1.7 "Gross Heating Value" shall mean the total calorific value expressed in Btu's obtained by the complete combustion, at constant pressure, of the amount of Gas which would occupy a volume of one cubic foot at a temperature of sixty degrees (60DEG) Fahrenheit, if saturated with water vapor and under a pressure equivalent to fourteen and seventy-three hundredths (14.73) Psia and under standard gravitational force (980.665 cm per second per second) with air of the same temperature and pressure as the gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.
         1.8 "Month" shall mean the period commencing on the first Day of a calendar month and ending on the first Day of the next calendar month.
         1.9  "Mcf 'shall mean one thousand (1,000) cubic feet.
         1.10 "Pod" shall mean a point at which Owner physically aggregates the Gas production from a group of wells for delivery to Gatherer.
         1.11 "Point(s) of Receipt" shall mean the inlet or suction side of the first facility installed by Gatherer to receive Owner's gas at each Pod or such other downstream point as mutually agreed to by the Parties. Measurement for the Point(s) of Receipt shall be made at a master meter at the discharge side of the compressor immediately downstream of each Point of Receipt.

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         1.12 "Point of Delivery" shall mean the point of interconnection between Gatherer's System and the Northern terminus of the facilities owned and operated by Fort Union Gas Gathering, L.L.C. ("FUGG") in Campbell County, Wyoming.
         1.13 "Price Index" shall mean, for each Month, the weighted average sales price per MMBtu, received by Gatherer for all of its sales of Gas at interconnections at the outlet of the Wyoming Interstate Company Ltd.'s Medicine Bow Lateral during such Month, less all charges incurred by Gatherer (including fees, fuel, surcharges and other additives) to move such Gas from the Point of Delivery to such interconnections.
         1.14 "Psia" shall mean pounds per square inch, absolute.
         1.15 "Psig" shall mean pounds per square inch, gauge.
         1.16 "System" or "Gatherer's System" shall mean all facilities necessary to receive Owner's gas at the Point(s) of Receipt and to deliver Owner's gas at the Point of Delivery pursuant to the terms and conditions of this Agreement.
         1.17 "Nominations" shall mean Owner's notification to Gatherer of the relevant details of Owner's gathering and transportation service requests and gas sales, including but not limited to Point(s) of Receipt, Point of Delivery, receipt and redelivery quantities, downstream transportation contract numbers, and all other information requested by Gatherer for proper and timely nominations and confirmations.
         1.18 "Thermally Equivalent Volume" shall mean that the, volume of gas delivered hereunder at the Point(s) of Receipt multiplied by the Gross Heating Value (expressed in MMBtu's on an as delivered basis) of such gas at the Point(s) of Receipt which, after taking account of adjustments for Fuel, equals the volumes of gas received at the Point of Delivery multiplied by the Gross Heating Value (expressed in MMBtu's on an as delivered basis) of the gas at the Point of Delivery.

                                       II.
                   SCOPE OF AGREEMENT AND OWNER'S RESERVATIONS

         2.1 Subject to the remaining terms and conditions of this Agreement, Gatherer shall construct, install, make available and operate, during the term hereof, the necessary facilities to enable Gatherer to receive Owner's Gas produced from the Dedicated Area at the Point(s) of Receipt and to gather and deliver such Gas to the Point of Delivery for Owner hereunder.
         2.2 Owner agrees that, during the term hereof, Gas which Owner owns or controls which is produced from the Dedicated Area is dedicated to this Agreement and will be delivered exclusively into Gatherer's System.

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         2.3  Gatherer shall not be obligated to accept any Gas for gathering hereunder before the later to occur of (A) or (B), as follows: (A)(i) with respect to Gas to be delivered at a Point of Receipt in the West Dedicated
Area, completion of Gatherer's high pressure gathering header which is to be constructed in the West Dedicated Area, and (ii) with respect to Gas to be delivered at a Point of Receipt in the East Dedicated Area, completion of Gatherer's high pressure gathering header which is to be constructed in the East Dedicated Area; or (B) completion by third parties of all necessary facilities downstream of the Point of Delivery, including but not limited to the facilities of FUGG and Wyoming Interstate Company, Ltd.'s Medicine Bow Lateral, for interconnections to interstate pipelines in the area of Cheyenne, Wyoming; and, further provided, that Gatherer shall not, in any event, be liable in damages of any kind, whether direct, indirect, incidental or consequential, to Owner because of Gatherer's failure, inability or delay, for any reason, to have constructed, installed and made available the necessary facilities by any particular date to take delivery of Gas from the Dedicated Area.
         2.4 Subject to the remaining terms and conditions of this Agreement, Gatherer shall achieve each of the following: (i) commence purchase of right of way for Gatherer's high pressure header in the East Dedicated Area on or before April 15, 1999, (ii) order pipe for construction of Gatherer's high pressure header in the East Dedicated Area on or before April 1 0, 1999, and (iii) release of Gatherer's contractor to begin construction of Gatherer's high pressure header or related appurtenances in the East Dedicated Area on or before September 1, 1999, each of which is subject to delay due to the occurrence of an event of force majeure. In the event Gatherer does not achieve one of the foregoing objectives (as extended by an event of force majeure), Owner shall have the option, upon sixty (60) days prior written notice to Gatherer, to terminate this Agreement; provided, however, such notice shall be of no force or effect if, within such sixty (60) day period, Gatherer is able to achieve such objective.
         2.5 Owner reserves the following rights with respect to its interests in the oil and gas properties committed by Owner to Gatherer under this Agreement together with sufficient gas to satisfy such rights:
         a. To operate Owner's oil and gas properties free from control by Gatherer in such manner as Owner, in Owner's sole discretion, may deem advisable, including without limitation, the right, but never the obligation, to drill new wells, to repair and rework old wells, renew or extend, in whole or in part, any oil and gas lease covering any of the oil and gas properties, and to abandon any well or surrender any such oil and gas lease, in whole or in part, when no longer deemed by Owner to be capable of producing gas in paying quantities under normal methods of operation.

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         b.   To use gas for developing and operating Owner's oil and gas properties committed under this Agreement and to fulfill obligations to Owner's lessors under those properties.
         c. To pool, combine and unitize any of Owner's oil and gas properties with other properties in the same field, and to alter such pooling, combination, or units, in which event this Agreement will cover Owner's allocated interest in unitized production insofar as that interest is attributable to the oil and gas properties committed under this Agreement, and the description of property covered hereby shall be considered to have been amended accordingly.

                                      III.
                              POD CONNECT CRITERIA

         3.1 From and after completion of Gatherer's high pressure gathering headers in (1) the East Dedicated Area (for gas delivered at a Point of Receipt in the East Dedicated Area), and (ii) the West Dedicated Area (for gas delivered at a Point of Receipt in the West Dedicated Area), at the request of Owner, Gatherer will (in accordance with the procedures and criteria set forth in Section 3.2 and 3.3 below) extend its System and install necessary facilities to connect a Pod, in the event such Pod has, as reasonably determined by Gatherer, Gas reserves dedicated to this Agreement equal to one (1) Bcf for each mile of pipe to be laid by Gatherer from its existing System to the Point of Receipt for such Pod.
         3.2 In order for Gatherer to determine the reserves for each Pod, Owner will notify Gatherer in writing of Owner's desire to connect a Pod and will furnish Gatherer with any pertinent well data (i.e.- completion reports, logs, etc.). Within fifteen (15) days of receipt of such request (with all supporting well data), Gatherer will notify Owner, in writing of its election to extend its System or not to extend its System. If Gatherer elects to extend its System and connect such Pod, Gatherer will begin the activities necessary for such connection within ten (10) days of such election and shall proceed with due diligence to complete such connection. If Gatherer elects not to extend its System, Owner may lay the pipe necessary, at its sole cost and expense, to connect such Pod to Gatherer's System and Gatherer's charges to Owner under this Agreement shall be adjusted as set forth in Section 3.4 hereof
         3.3 If Owner does not wish to lay the pipe necessary to connect such Pod to Gatherer's System, Owner may: (i) cause Gatherer to install the necessary pipe by paying Gatherer, in advance, for any and all costs (as determined by Gatherer) to connect such Pod, or (ii) request in writing that up to 1600 acres (comprised of up to ten wells in 160-acre spacing or twenty wells in 80-acre spacing, as the case may be) actually connected to such Pod be released from dedication under this Agreement. Gatherer will provide such release within thirty (30) days of Owner's written request and will have no further obligations hereunder relative to such wells and leases so released.

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         3.4  In the event Gatherer has declined to make an interconnection into its System as set forth in Section 3.2 and Owner has elected to make any such interconnection, the fees payable under this Agreement with respect to such Gas flowing through such interconnection shall be adjusted based on the following:
         a. For an interconnection into Gatherer's System at any existing Point(s) of Receipt - no change;
         b. For an interconnection into Gatherer's System at a location having a normal operating pressure above 25 psig but below 200 psig - the gathering fee for such gas shall be reduced by ****** per Mcf; and
         c. For an interconnection into Gatherer's System at a location having a normal operating pressure at or above 200 psig - the gathering fee for such Gas shall be reduced by ******** per Mcf.
         3.5 All interconnections made by Owner into Gatherer's System pursuant to Section 3.2 shall be made at Owner's sole cost and expense at locations which Gatherer reasonably determines will not adversely affect or impair operation of Gatherer's System. In addition, Owner, at its sole cost and expense, shall cause any such Gas connected by Owner to be delivered as follows: (i) against the operating pressure of Gatherer's System at such location as such pressure may exist from time to time, and (ii) with respect to Gas delivered into any segment of Gatherer's System having a normal operating pressure at or above 200 psig, to be dehydrated to not more than 5 pounds of water per million standard cubic feet

                                       IV.
                  CONTRACT QUANTITY, NOMINATIONS AND IMBALANCES

         4.1 Commencing with the completion of facilities for the initial Point(s) of Receipt within the Dedicated Area and subject to the terms and conditions of this Agreement, Gatherer shall receive from Owner all of Owner's Gas tendered at the Point(s) of Receipt and shall redeliver Thermally Equivalent Volumes at the Point of Delivery, less the applicable in kind Fuel reduction.
         a. Although Gatherer agrees to employ accepted industry practices and act as a prudent operator in the handling of Owner's Gas, the parties understand and agree that certain volumetric gains and losses in the Gas will occur and shall be shared by and among Owner and other third parties whose gas is gathered on Gatherer's System, in the proportion that each party delivers Gas into Gatherer's System at their respective Point(s) of Receipt. Gatherer will use commercially reasonable efforts to minimize gains or losses on the System.
         b. Gatherer shall not be obligated to receive, gather and deliver any quantity of Gas which, when taken in addition to all other volumes of Gas which Gatherer is obligated to gather under any and all then existing gathering commitments, is in excess of the design capacity or operating pressure of Gatherer's System.
         c. Once Gatherer's System or a segment thereof is at capacity and Owner has notified Gatherer of such constraint in writing, Gatherer shall not enter into any new agreements which require utilization of capacity on such segment(s) unless and until Gatherer expands its System or such segment can accommodate additional volumes; provided, however, the parties expressly acknowledge that this Section 4.1(c) shall not prevent Gatherer from receiving Gas which is contracted for delivery to Gatherer's System
(including Gas produced from the drilling of additional wells) prior to such notice.
         d. If at any time and from time to time Gatherer is unable to gather all of Owner's Gas from the Point(s) of Receipt for reasons other than a violation of subparagraph (c) above, Gatherer will take Owner's Gas based on the following priority: (i) Gatherer will take all volumes of gas on its System as to which it has firm gathering commitments (including firm commitments to gather Owner's Gas and gas from Gatherer's affiliates, if applicable) as a first priority; (ii) in the event Gatherer has insufficient capacity on its System due to an event of force majeure to satisfy all existing firm gathering commitments, Gatherer will take all gas as to which it has such firm commitments on a volumetrically prorated basis; and (iii) following satisfaction of all firm gathering commitments, Gatherer will take all other gas (including Owner's Gas and gas from Gatherer's affiliates for which no firm commitment exists) on a volumetrically prorated basis. Prorations under the preceding sentence shall be based on the daily nominated quantity of each source of gas up to the lower of
(A) the historical or calculated production capacity accepted by Gatherer for such owners' interest in the wells that such owners have provided to support their nominations, or (B) the quantity nominated for receipt under a purchase or transportation agreement by the receiving party at the Point of Delivery, after adjustment for Fuel. During such times Gatherer is unable to gather all of Owner's Gas from the Point(s) of Receipt, Owner may deliver such Gas Gatherer is unable to gather to systems other than Gatherer's System and may commit such Gas to such other systems on a month to month basis; provided, however, once Gatherer's System is again able to receive and deliver such volumes Gatherer shall give written notice to Owner, whereupon Owner shall recommence deliveries of such Gas to the System beginning on the first day of the Month immediately following the end of thirty (30) days after Gatherer's notice. In the event Gatherer's failure to take Owner's gas continues for sixty (60) consecutive days (excluding the period following Gatherer's notice that it is again able to receive and deliver volumes of Gas), except for conditions of quality or force majeure, Owner may request (which request must be delivered, if at all, during the continuation of such inability by Gatherer) that the volume from the producing formations in the

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existing wells which is in excess of the average quantity Gatherer was able to gather during such sixty-day period be released from the dedication set forth in Section 2.2. For example, if the average quantity of Owner's Gas Gatherer was able to gather during such sixty-day period was 45,000 Mcfd, then all production from the producing formations in the existing wells in excess of 45,000 Mcfd shall be released. Upon request of Owner, Gatherer shall release specific existing wells and the spacing units attributable thereto which are impacted by the capacity constraint and which have a combined production capacity (as determined at the time of Owner's request) up to, but not to exceed, the volume released. A release under this provision shall not apply to future wells (and the spacing units attributable thereto) from which Gatherer is able to receive Gas at the time of drilling and completion. Such release shall be Owner's sole and exclusive remedy for Gatherer's failure to receive and gather any Gas dedicated hereunder for any reason.
         4.2 Owner or Owner's designee shall provide Nominations to Gatherer as required by Gatherer and will be responsible for all nominations and other transportation arrangements beyond the Point of Delivery. Owner shall make or cause its designee to make all arrangements with the downstream pipelines and shall ensure that its desired Nominations for downstream pipeline transportation are properly and timely placed with the downstream pipeline in accordance with that pipeline's nomination and confirmation procedures.
         a. For each Month during the term of this Agreement, Owner or Owner's representatives will provide Gatherer written notice of Owner's Gas quantity nominated for delivery at the Point(s) of Receipt and the Point of Delivery. Owner's notice shall be based in good faith upon the producing ability of Owner's well(s) for the upcoming Month, adjusted as necessary during the Month, to bring cumulative receipts into line with cumulative redeliveries, and adjusted to cover Fuel. To enable Owner to make its Nominations hereunder, prior to initial deliveries and from time to time thereafter as reasonably deemed necessary by Gatherer, Gatherer shall make a good faith estimate of the Fuel (expressed as a percentage) to be consumed in operation of Gatherer's System. Gatherer may at any time or from time to time during each Month adjust Owner's Nomination quantity as necessary to conform to the above requirements and to maintain balance. Except in the case of an emergency, Gatherer will notify Owner prior to any such adjustments and shall give Owner a reasonable opportunity to adjust its Nominations or flows and in the event Owner does not adjust its Nominations or flows then and, in such event, Gatherer shall make such adjustments. Gatherer shall have no obligation to accommodate any imbalances caused by Owner's inability or failure to match Nominations with actual performance. Complete Nomination information for the first of the Month Nominations and the Nomination changes during the Month, including but not limited to

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downstream contract number, is due to Gatherer, on a normal business day, twenty-four (24) hours prior to the downstream pipeline's nomination deadline.
         b. Gatherer reserves the right to adjust these deadlines reasonably in response to changes in the practices of pipelines downstream of the Point of Delivery.
         c. Gatherer is not obligated to assist Owner in resolving payment or transportation disputes with pipelines downstream of the Point of Delivery or Owner's customers other than to confirm the volumes delivered at the Point of Delivery for Owner's account.
         d. Owner shall have agents or employees available at all reasonable times to receive from Gatherer's dispatchers advice and requests for changes in the rates of delivery of Gas as required by Gatherer due to events of force majeure, maintenance or repair of the System or other causes affecting the operation or integrity of the System from time to time, and Owner will modify its deliveries accordingly.
         4.3 It is recognized that because of dispatching and other variations, certain imbalances may occur between volumes of Gas received by Gatherer hereunder and the volumes of Gas delivered hereunder by Gatherer. However, Gatherer shall use reasonable efforts to deliver to or for the account of Owner each Day at the Point of Delivery a volume of Gas equal to Owner's Nomination quantity for such Point of Delivery. Owner shall use reasonable efforts to keep daily and monthly deliveries of Gas into Gatherer's System equal to Owner's then current daily and monthly Nomination quantity for the Point(s) of Receipt.
         a. The parties agree that during the term hereof Gatherer shall have the right and obligation to operate its Gathering System and to receive and deliver Gas hereunder in such a way as to maintain balance on its Gathering System as between receipt and deliveries (after adjustment for Fuel) of Gas subject to this Agreement as closely as possible. Gatherer will have the right to refuse to accept volumes if Owner's production exceeds its Nominations, or to refuse Nominations if such Nominations exceed production. The parties shall cooperate to balance Thermally Equivalent Volumes of gas as nearly as feasible on a daily basis.
         b. Gatherer shall keep accurate records of the quantities of gas nominated and scheduled for gathering, which records shall be reported to Owner on a monthly basis. If Owner's gas is commingled with other gas at the Point(s) of Receipt or at the Point of Delivery, the scheduling arrangements and Gatherer's records shall include the allocations made at such Point(s) of Receipt or Point of Delivery. Allocation of volumes between producers at the Point(s) of Receipt shall be made as requested by the operator of the wells connected to each Pod. Allocations at the Point of Delivery shall be made as required by the downstream transporter at the Point of Delivery, or if none, by Gatherer consistent with this Agreement. In no event shall Owner be designated the swing party for any variances at the Point of Delivery.
         c. For each Month, in its invoice to Owner for gathering services, Gatherer shall include a statement of actual metered volumes at the Point(s) of Receipt and Point of Delivery, Owner's allocation of such volumes, and the difference between the quantity of Gas allocated to Owner at the Point(s) of Receipt, less Fuel for such Month, and the quantity of Gas credited to Owner at the Point of Delivery (the "Imbalance Quantity"). If the quantity of gas received by Gatherer from Owner during a Month at the Point(s) of Receipt, as adjusted for Fuel, exceeds the quantity of gas credited to Owner at the Point of Delivery, the imbalance shall be cashed out by the payment by Gatherer to Owner of an amount equal to the Imbalance Quantity times the Price Index. If the quantity of gas credited to Owner during a Month at the point of Delivery exceeds the quantity of gas received by Gatherer from Owner during a Month, as adjusted for Fuel, the imbalance shall be cashed out by the payment by Owner to Gatherer of an amount equal to the Imbalance Quantity times the Price Index.
         d. Gatherer will attempt to enter an operational balance agreement with respect to deliveries into FUGG, on such terms and conditions as are reasonable, customary, and acceptable to Gatherer.

                                       V.
                    DELIVERY PRESSURE AND REDELIVERY PRESSURE

         5.1 Owner shall deliver Gas to Gatherer hereunder at pressures sufficient to effect delivery into Gatherer's System but not to exceed the allowable operating pressure as determined solely by Gatherer. Owner shall install pressure limiting devices of a design satisfactory to Gatherer to insure over pressurization shall not occur on Gatherer's System. However, Owner shall be solely responsible for pressure protection on any facilities operated by Owner.
         5.2 Gatherer shall install equipment that is designed to maintain a suction pressure at the inlet flange of the first compressor at or downstream of each Point of Receipt of 5 psig and such equipment shall have the capability to provide a suction inlet pressure of 2 psig under certain field operating conditions. In addition, Gatherer will endeavor (without any additional cost or expense to Gatherer) to maintain a suction pressure of 2 psig at the inlet flange of the first compressor at or downstream of each Point of Receipt; provided, however, that Gatherer shall have no liability for failure to maintain a suction pressure of 2 psig. Except for circumstances constituting an event of force majeure, during any Month where the average daily suction pressure at the inlet flange of any such compressor exceeds 5 psig for a period in excess of two
(2) days during such Month, the fees payable during such Month with respect to the Pod affected by such event shall be reduced by******** per Mcf for every one (1) psig that the average monthly suction pressure exceeds 5 psig, not to exceed a maximum of ******** per Mcf.
         5.3 Except as provided in Sections 3.5 and 5.2 above, neither Owner nor Gatherer shall be obligated to install additional equipment (or continue operation of such equipment once installed) to effect delivery of Gas to Gatherer hereunder, but either Gatherer or Owner shall have the right to install and operate equipment, if required. Any equipment installed and operated by Owner shall be at its sole cost, risk and expense and shall (i) be prior to delivery of Gas to Gatherer's System, and (ii) not interfere with the operation (including gas measurement) of Gatherer's System.

                                       VI.
                             MEASUREMENT AND TESTING

         6.1 The volume of Gas received by Gatherer shall be measured at the master meters immediately downstream of each Point of Receipt. The facilities to measure the volume and quality of Gas delivered at the Point(s) of Receipt will be owned, maintained and operated by Gatherer.
         6.2 The volume of Gas delivered by Gatherer at the Point of Delivery shall be metered through a meter caused to be located by Gatherer at the Point of Delivery.
         6.3 In the event that at any time, or from time to time, Gatherer commingles Gas from Point(s) of Receipt with Gas from other than the Point(s) of Receipt hereunder, Gatherer agrees to measure such other gas prior to its entering Gatherer's System.
         6.4 The unit of measurement for Gas hereunder shall be one (1) cubic foot of gas, and the term "cubic foot of gas" wherever used herein shall mean a cubic foot of Gas at a temperature of sixty degrees Fahrenheit (60DEGF) and at a pressure of fourteen and seventy-three hundredths (14.73) Psia.
         6.5 The Gas shall be metered downstream of the Point(s) of Receipt by orifice meters which shall be constructed and installed in accordance with the applicable provisions of the then current American Gas Association's Gas Measurement Committee Report No. 3, as amended. Subject to the receipt of any necessary governmental or regulatory approvals and authorizations, electronic flow measurement recording devices (EFM) shall be installed at each of Gatherer's master meters at the Points of Receipt. The volumes of Gas received and delivered by Gatherer as measured at pipeline pressures and temperatures shall be computed from the meter records and converted into the unit of measurement specified above in accordance with the methods prescribed in the then current Gas Measurement Committee Report No. 3 of the American Gas Association, including the appendix thereto. Correction shall be made for deviation from the Ideal Gas Laws at the pressure and temperature at which the Gas is metered. To determine the factors for such correction a quantitative analysis of the Gas shall be made at reasonable intervals, and such factors shall be obtained from data contained in the then current "Super-Compressibility
Factors for Natural Gas", Volumes 1 through 6, inclusive, or in "Tables for the Determination of Super-Compressibility Factors for Natural Gas Containing Nitrogen and/or Carbon Dioxide", Volume 7, as published by the American Gas Association, or any subsequent revision thereof For the purposes of measurement and meter calibration, the atmospheric pressure shall be assumed to be twelve and seven-tenths (12.7) pounds per square inch, without regard to variations in natural atmospheric pressure from time to time. Each EFM unit will be equipped with communication equipment and Gatherer shall allow Owner (or Owner's designee) remote electronic access to Gatherer's EFM data for each master meter measuring gas from Owner hereunder. In the event
Gatherer has access to EFM data for deliveries into FUGG, Gatherer shall, upon Owner's request, provide such EFM data with respect to Owner's volumes of gas delivered into FUGG.
         6.6 The specific gravity of the Gas flowing through meters downstream of the Point(s) of Receipt shall be determined by Gatherer at such intervals as may be practicable under the circumstances, but at least semi-annually. All such determinations of specific gravity shall be made by a standard gravity balance in accordance with the provisions of the Natural Gas Processors Association Publication No. 3130, entitled "Standard Method for Determining the Specific Gravity of Gas", or by a gravitometer employing the "Momentum Method" of specific gravity determinations as described in Chapter VII, "Determination of Specific Gravity", of the then current American Gas Association Gas Measurement Manual; or by standard calculation method using aforementioned Gas sample. The specific gravity of the Gas flowing through each meter determined by either of the above-mentioned methods shall be used in computing the volume of Gas delivered through such meter. The specific gravity determined by any test shall apply from the date the test was taken until the date of the next test.
         6.7 Temperature of the Gas gathered hereunder shall be determined by a recording thermometer to record the temperature of the Gas flowing through each meter, and the arithmetic average of the hourly temperatures recorded shall be used in correcting the volumes delivered hereunder to the unit of measurement specified above.
         6.8 The accuracy of Gatherer's measuring equipment shall be verified by test, using means and methods generally acceptable in the gas industry, at least semi-annually. Notice of the time and nature of each test shall be given by Gatherer to Owner sufficiently in advance to pen-nit convenient arrangement for Owner s representative to be present. Measuring equipment found to be registering inaccurately shall be adjusted to read as accurately as possible. If, after notice, Owner fails to have a representative present, the results of the test shall nevertheless be considered accurate until the next test. Gatherer shall, upon written request by Owner, conduct a test of Gatherer's measuring equipment, provided that in no event shall Gatherer be required to test its equipment more frequently than once a month. All tests of such measuring equipment shall be made at Gatherer's expense, except that Owner shall bear the expense of tests made at its request if the inaccuracy is found to be two percent (2%) or less.
         6.9 If for any reason any measuring equipment is inoperative or inaccurate so that the volume of Gas delivered is not correctly indicated by the reading thereof and, if such reading is in error by more than two percent (2%) in the measurement of Gas, then the volume of Gas delivered, during the period such measuring equipment is inoperative or inaccurate, shall be determined by the parties hereto on the basis of the best data available using the first of the following methods which is feasible:
         (i) By using the registration of any check measuring equipment installed and accurately registering;
         (ii) By correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculations; or
         (iii) By comparing deliveries made during preceding periods under similar delivery conditions when the meter was registering accurately.
         An adjustment based on such determination shall be made for such period of inaccuracy as may be definitely known, or if not known, then for the lesser of (i) one-half the period since the date of the last meter test or (ii) three Months.
         6.10 Gatherer and Owner shall have the right to inspect equipment installed or furnished by the other party, and the charts and other measurement or test data of the other party, at all times during business hours; but the reading, calibration and adjustment of such equipment and changing of charts shall be done by the party installing and furnishing same. Unless the parties otherwise agree, each party shall preserve all original test data, charts and other similar records in such party's possession for a period of at least two
(2) years.
         6.11 In the event new technologies are developed and adopted by the natural gas industry with respect to the measurement of volumes or determination of gross heating value, Gatherer shall employ such technologies in connection with operation of the System to the extent such technologies are economically justified for the System, as determined by Gatherer acting in its reasonable judgment.

                                      VII.
                             QUALITY SPECIFICATIONS

         Gas delivered by Owner hereunder shall be merchantable Gas conforming to the following specifications:

         7.1 HEATING QUALITY, SULPHUR, CARBON DIOXIDE, OXYGEN, AND NITROGEN. Gatherer may refuse to receive Gas with a Gross Heating Value of less than nine hundred and fifty (950) Btu's. The Gas shall not contain any of the following in excess of: one quarter (1/4) grain of hydrogen sulphide per hundred (100) cubic feet; twenty (20) grains of total sulphur per hundred (100) cubic feet; four percent (4.0%) by volume of carbon dioxide; ten parts per million (10 ppm) by volume of oxygen; or three percent (3.0%) by volume of Nitrogen. Owner shall make reasonable efforts to keep the Gas entirely free of oxygen.
         7.2 TEMPERATURE. The temperature of the Gas at the Point(s) of Receipt shall not be in excess of one hundred twenty degrees (120DEG) Fahrenheit.
         7.3 WATER AND HYDROCARBON DEW POINT. Owner agrees that at the temperature and pressure Gas is delivered hereunder it shall not contain any hydrocarbon or non-hydrocarbon fractions which would condense to free liquids in the pipeline at the operating pressure of Gatherer's System. The Gas shall not contain any free H2O in the liquid state. Gatherer shall be responsible for any additional dehydration required to meet any differing quality specifications of downstream pipelines.
         7.4 MISCELLANEOUS. The Gas shall be commercially free of solids, sand, dust, gums, crude oil, water and hydrocarbons in the liquid phase, and other objectionable substances which may be injurious to pipelines or which may interfere with the transmission or commercial utilization of said Gas.
         7.5 QUALITY GUIDELINES. Notwithstanding the above all Gas delivered hereunder shall conform to the then current quality specifications, standards and/or tariff requirements of any downstream pipeline for heating quality, sulphur, carbon dioxide, oxygen and nitrogen (or any other quality specifications not covered in this Agreement that are specified in such downstream pipeline's then current tariff), subject, however, to the following exceptions: Gatherer will accept gas for delivery on its System (A) with Gross Heating Value less than the specification contained in this Agreement or the specification of any applicable downstream pipeline or (B) a nitrogen content in excess of the specification contained in this Agreement or the specification of any downstream pipeline to the extent, and only to the extent, with respect to either event in clause (A) and (B) such downstream pipeline accepts such gas. In the event any downstream pipeline refuses to accept Owner's gas for failure to meet the specifications in clause (ii) above, then Gatherer may, at its option, reject such gas under this Agreement. In addition, should Owner's gas have a carbon dioxide content (as measured at any Point of Receipt) in excess of four percent (4%), Gatherer shall accept such gas to the extent, and only to the extent, (i) such gas, when commingled with other streams of gas, is in compliance with such specification, and (ii) Gatherer determines, acting in its sole discretion, that a carbon dioxide content in excess of four percent (4%) is not detrimental to its System (or any part thereof).
         7.6 TESTS. Tests to determine the total sulphur, hydrogen sulphide, carbon dioxide, oxygen and water vapor content of the Gas at the Point(s) of Receipt shall be made by Gatherer by approved standard methods in general use in the gas industry. Such tests shall be scheduled and made at the same time as are the meter tests provided for in Article VI hereof, or as frequently as deemed necessary by Gatherer.
         7.7 SUB-QUALITY GAS. Whenever the quality of the Gas delivered by Owner hereunder does not conform to the quality specifications contained herein, Gatherer shall have the night, upon notice to Owner, to: (i) discontinue or cur-tail Gatherer's receipt of Owner's Gas hereunder, or (ii) condition such off specification Gas and charge Owner a competitive rate for such conditioning; provided, however, that Gatherer shall not unduly discriminate against Owner with respect to curtailment or conditioning as compared to other parties on Gatherer's System which are similarly situated on the same segment of Gatherer's System. In the event Gatherer elects not to condition Owner's Gas or in the event the rate at which Gatherer proposes to condition such Gas is not competitive then, and in either such event, Owner shall have the option to condition such Gas to make it conform to the quality specifications of this Agreement; provided, however, if Owner elects to condition its Gas, nothing contained in this Agreement shall obligate
Gatherer to pay for any such conditioning.
         If neither Gatherer nor Owner treats Gas produced from a well(s) which does not conform to the quality specifications of this Agreement and Gatherer chooses not to accept such Gas, then at the written request of Owner, Gatherer shall release from the provisions of this Agreement up to 1600 acres (comprised of up to ten wells on 160-acre spacing or twenty wells on 80-acre spacing, as the case may be) actually connected to the Pod which is producing off specification Gas.

                                      VIII.
                                     CHARGES

         8.1 Subject to the provisions hereof, for each Point of Receipt hereunder Owner shall pay Gatherer as follows:
         (i)   For Gas delivered by Owner to Gatherer at
               Point(s) of Receipt located in the East Dedicated Area, Owner shall pay Gatherer ******** per Mcf of Owner's Gas received.
         (ii)  For Gas delivered by Owner to Gatherer at Point(s) of
               Receipt located in the West Dedicated Area, Owner shall pay Gatherer ******** per Mcf of Owner's Gas received.

         8.2 The rates set forth in Section 8.1 (as adjusted for reductions, if any, pursuant to Section 3.4) above shall be adjusted commencing on the first day of the Month following the first anniversary of the date of first deliveries of Owner's Gas into Gatherer's System, and annually thereafter, by multiplying the applicable gathering fee then in effect by a fraction, the numerator of which is the CPI Index for January of the year in which such calculation is made, and the denominator of which is the CPI Index for January of the immediately preceding year. "CPI Index" shall mean the Consumer Price Index for All Urban Consumers ("CPl-U") as published for such Month by the U.S. Department of Labor. In no event shall the gathering fees due hereunder ever be less than the rate(s) set forth in Section 8. 1.
         8.3 Notwithstanding the terms of Section 8.1 above, in the event Gatherer provides gathering service on the System to a third party pursuant to an agreement with a primary term exceeding fifteen (1 5) years at rates for "Comparable Service" (as hereafter defined), lower than those set forth in this Agreement, then Owner's rates herein shall automatically be adjusted as follows: all rates otherwise payable by Owner under this Agreement for service in the applicable portion of the Dedicated Area (i.e. the East Dedicated Area or the West Dedicated Area, as applicable) shall be multiplied times a fraction, the numerator of which is the rate charged to such third party for Comparable Service and the denominator of which is the rate charged to Owner under this Agreement for such service. For purposes of this Section 8.3, "Comparable Service" shall mean gathering service provided to third parties in the same portion of the Dedicated Area (i.e. the East Dedicated Area or the West Dedicated Area) and at interconnections into Gatherer's System within the same parameters set forth in Section 3.4. For example, in the event Gatherer extends gathering service for receipt into Gatherer's System in the East Dedicated Area under the parameters set forth in Section 3.4(a) at a rate of *********, then all rates payable by Owner for service in the East Dedicated Area shall be multi lied by the fraction ******** and rates in the West Dedicated Area would not be reduced. As a second example, in the event Gatherer extends gathering service for receipt into Gatherer's System in the East Dedicated Area under the parameters set forth in Section 3.4(b) at a rate of ********, then all rates payable by Owner for service in the East Dedicated Area shall be multiplied by the fraction ******** and rates in the West Dedicated Area would not be reduced. Rates payable by Owner for service in the East Dedicated Area or the West Dedicated Area, as applicable, shall not be reduced unless Gatherer has given a lower rate to the third party for service in such area.
         8.4 Owner shall have the option, to be exercised in writing no later than thirty (30) days prior to the end of each Contract Year to convert to firm service a portion of the gathering service to be rendered under this Agreement (such election to be effective on the first day of a Month specified in Owner's notice during the immediately succeeding Contract Year). For such firm service, Owner shall pay Gatherer, in lieu of the charges per Mcf set forth in Section 8.1, an advance monthly demand charge equal to the applicable per unit charge in Section 8.1 multiplied by a quantity determined in this Section 8.4. Owner may exercise its option to convert to firm service for a quantity of up to fifty percent (50%) of Owner's average monthly usage of gathering services hereunder for the Contract Year during which Owner's notice is delivered; provided, however, that Owner's election to convert to firm service shall not be cumulative from one Contract Year to the next and Owner may not reduce its commitment for firm service from one Contract Year to the next; and, further provided, in no event shall Owner ever be entitled to firm gathering service during any given Month or on any given Day, as applicable, for a quantity in excess of 900,000 Mcf/Month or 30,000 Mcf/Day. Notwithstanding the other terms of this Section 8.4, Owner shall not be entitled to (and Gatherer shall not be obligated to provide) firm gathering service at any time from and after January 1, 2010. Gatherer's receipts from Owner shall be allocated first to Owner's firm gathering service and then to its pro rata service under this Agreement.

                                       IX.
                         BILLING, PAYMENT AND REPORTING

         9.1 On or before the twentieth (20th) day of each Month after deliveries of Gas commence hereunder, Gatherer shall render to Owner or Owner's representative a statement for the preceding Month identified as to the Point(s) of Receipt and Point of Delivery, showing the daily and total volumes of Gas allocated to delivery hereunder, the amount due therefore and information sufficient to explain and support any adjustments in volumes or amounts made by Gatherer in determining the amount billed. The Owner or Owner's representative shall pay Gatherer at the address shown hereunder on or before the last day of each Month, or if the statement is rendered by Gatherer after the twentieth
(20th) day, within ten (10) days after receipt of such statement. If the correct amount is not paid when due, interest on any unpaid portion of the correct amount shall accrue at the lesser of: (i) the highest rate of interest permitted by applicable law, or (ii) fifteen percent (15%) per annum. If any default continues after thirty (30) days' written notice from Gatherer to Owner, Gatherer may suspend receipt of Gas hereunder without prejudice to any other available remedies at law or in equity.
         9.2 If any overcharge or undercharge in any form whatsoever shall at any time be found and the bill therefore has been paid, Gatherer shall refund any amount of overcharge, and Owner shall pay any amount of undercharge within thirty (30) days after final determination thereof, provided that no retroactive adjustment will be made beyond a period of two (2) years from the date a discrepancy occurs.

         9.3 Both parties hereto shall have the night at any and all reasonable times to examine the books and records of the other party to the extent necessary to verify the accuracy of any statement or charge, computation, or demand made pursuant to this Agreement.

                                       X.
                                      TAXES

         Owner agrees to reimburse Gatherer upon invoice for the full amount of any taxes or charges (of every kind and character except corporate franchise and excess profits taxes and taxes measured by net income) levied, assessed or fixed by any municipal or governmental authority against Gatherer or its business in connection with or attributable to the volumes, value or gross receipts from the gathering of the Gas received from Owner hereunder or against such Gas itself or the act, right or privilege of ownership, production, severance, handling, transmission, compression, treating, distribution, sale delivery or redelivery of such Gas, whether such tax or charge is based upon the volume, value or gross receipts from the gathering of such Gas or upon some other basis.

                                       XI.
                          CONTROL, POSSESSION AND TITLE

         11.1 Gatherer shall have no responsibility with respect to the Gas or on account of anything which may be done, happen or arise, with respect thereto, until the Gas is delivered into Gatherer's System at the Point(s) of Receipt provided herein. Owner shall have no responsibility with respect to the Gas or on account of anything which may be done, happen or arise, with respect thereto after receipt thereof by Gatherer and prior to delivery thereof at the Point of Delivery. After the delivery of Gas at the Point of Delivery, Gatherer shall have no responsibility with respect to such Gas or on account of anything which may be done, happen or arise with respect thereto.
         11.2 Owner represents and warrants to Gatherer that all Gas which Owner causes to be delivered to Gatherer shall not have previously been transported in interstate commerce or otherwise cause Gatherer's facilities to be subject to jurisdiction of any regulatory authority.
         11.3 Owner warrants title to or the right to deliver all Gas delivered hereunder, that it has the right to deliver same hereunder and that such Gas is free from liens and adverse claims of every kind, and each agrees to indemnify Gatherer from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any or all persons, including governmental entities, as to said Gas or as to royalties or charges thereon or as to the construction and/or operation of any facilities related to service hereunder. Title to the Gas delivered or caused to be delivered by Owner to Gatherer hereunder at the Point(s) of Receipt shall remain with Owner and shall not pass to, nor vest in, Gatherer. The foregoing indemnity shall apply as to any adverse claims concerning the ownership of coalbed methane as between the coal estate and the oil and gas estate but any such adverse claim shall not constitute a breach by Owner of the warranty of title except to the extent of any deliveries by Owner following an adverse and final, nonappealable court order.
         11.4 Each party agrees to indemnify and hold the other party harmless from and against any and all suits, actions, damages, costs, losses and expenses sustained by such other party relative to any breach by either party of the covenants herein expressed.
         11.5 Gatherer will endeavor to keep its System clear of hydrocarbon liquids and other obstructions. In consideration of such obligation, Owner hereby conveys to Gatherer all right, title and interest in and to any condensate attributable to Owner's gas which Gatherer may collect from the System. Owner's initial production into the System shall consist solely of natural gas produced from coalbed methane formations - for such production, Owner and Gatherer believe that all liquid hydrocarbons, if any, shall remain entrained in the natural gas stream and redelivered to Owner at the Point of Delivery. It is possible that conventional natural gas production will be delivered by Owner into the System the future - in such event (and to the extent Gatherer collects condensate on its System which is attributable to Owner's gas), Gatherer shall distribute to Owner a portion of the proceeds from any sales of such condensate, calculated as follows: (i) the royalty percentage for owner's Leases, times (ii) the total proceeds from such condensate sales (propane and heavier only), times (iii) a fraction, the numerator of which is the total theoretical hydrocarbon content (propane and heavier) attributable to Owner's gas for the Month immediately prior to such sales and the denominator of which is the total theoretical hydrocarbon content (propane and heavier) attributable to all gas delivered to the System for such Month

                                      XII.
                                  FORCE MAJEURE

         12.1 In the event of either party hereto being rendered unable, wholly or in part, by force majeure, to carry out its obligations under this Agreement, then the obligations of the party experiencing such event of force majeure, except for payment due, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, to the extent possible, be remedied with all reasonable dispatch. The party claiming force majeure shall give notice and reasonable particulars thereof to the other party as soon as is reasonably practicable and shall remedy the force majeure with reasonable diligence.
         12.2 The term "force majeure" as employed herein shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, military action, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms or storm warnings, crevasses, floods, washouts, arrests and restraints of government and people, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, the necessity for testing or making repairs or alterations to machinery or lines of pipe, freezing of well(s) or lines of pipe, failure of third party transporters, inability to obtain easements and/or rights-of-way, inability of any party hereto to obtain necessary materials, supplies or pen-nits due to existing or future rules, regulations, orders, laws or proclamations of governmental authorities (both Federal and State), including both civil and military, and any other causes, whether of the kind herein enumerated or otherwise, and whether caused or occasioned by or happening on account of the act or omission of one of the parties hereto or some persons or concern not a party hereto, not within the control of the party claiming suspension, and which by the exercise of due diligence such party is unable to prevent or overcome.
         12.3 It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

                                      XIII.
                                      TERM

         This Agreement shall become effective on the date hereof and shall continue in full force and effect for twenty (20) Contract Years from the date of the Agreement and continue year to year thereafter until canceled by either party upon not less than ninety (90) days prior written notice.

                                      XIV.
                                   ASSIGNMENTS

         14.1 This Agreement shall extend to and be binding upon the parties hereto, their successors, assigns, heirs, personal representatives and representatives in bankruptcy and shall constitute a real night and covenant running with the land and shall be binding upon any successor-in-interest to the lands, leases and wells of Owner within the Dedicated Area or to Gatherer's System including the easements and rights-of-way therefor. The interest of either party may be assigned or conveyed in whole or in part from time to time. No assignment or conveyance shall relieve the assigning party of any obligations hereunder unless, and until, the assignee has delivered a ratification of this Agreement as to the interest assigned. No transfer of, or succession to the interest of any party hereto, wholly or partially, shall affect or bind any other party until the other party shall have received written notice of such transfer.

         14.2 Gatherer and Owner agree to execute a Memorandum of Contract (the form of which is attached as Exhibit "B") for filing in the land records for the Dedicated Area setting forth the dedication and other relevant terms and conditions of this Agreement.

                                       XV.
                                  MISCELLANEOUS

         15.1 To the extent it is legally able to do so by virtue of its lease, purchase contract or otherwise, Owner hereby grants to Gatherer an easement and servitude on the leaseholds, properties and premises described herein for the purpose of installing, operating and maintaining its System with the right to remove same before or after the expiration of this Agreement, and the right to free access to any part of said leaseholds, properties and premises for any purpose connected with this Agreement.
Gatherer shall indemnify, defend and hold harmless Owner from any claims, suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of Gatherer's use of such easements and servitudes.
         15.2 The captions in this Agreement are for the convenience of the parties in identification of the provisions hereof and shall not constitute a part of the Agreement nor be considered in the interpretation of this Agreement.
         15.3 Failure to exercise any right or rights hereunder shall not be considered a waiver of such right or rights at the time or in the future for like failure to assert rights.
         15.4 The language of this Agreement shall not be construed in favor of or against either Gatherer or Owner, but shall be construed as if the language were mutually drafted by both parties. This Agreement constitutes the entire understanding of the parties relating to the gathering of Gas and is intended to be the final, exclusive and complete expression of their agreement and its terms. No other representations, understandings, or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein. There may be no modification or amendment hereof except by writing, signed by both Gatherer and Owner.
         15.5 The parties agree and confirm that this Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, excluding any conflicts-of-law rule or principle which might refer a matter to the laws of another state, and that this Agreement was prepared by both parties and not by either party to the exclusion of the other.
         15.6 Upon request, Owner shall furnish to Gatherer each month, copies of any and all forms filed by Owner and/or the operator of any wells delivering Gas hereunder which are reasonably requested by Gatherer in connection with Gatherer's obligations to make filings with any regulatory body exercising jurisdiction over production from the lands and leases described herein.

         15.7 This Agreement may be executed in any number of counterparts, no one of which need be executed by all parties, or may be ratified, adopted, or consented to by separate instrument in writing specifically referring hereto, and it shall be binding upon all parties who execute a counterpart, ratification, adoption, or consent with the same force and effect, and to the same extent as if all such parties had executed and signed the same document, with each separate counterpart, ratification, adoption, or consent deemed to be an original.
         15.8 If any of the terms and conditions of this Agreement are held by order, rule or regulation, as appropriate, of any court or governmental authority of competent jurisdiction, to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, then such contravention or invalidity shall not invalidate the entire Agreement. Instead this Agreement shall be construed as if it did not contain the particular provision or provisions, or portion thereof, held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly, and thereupon this Agreement shall remain in full force and effect.
         15.9 NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, FOR LOST PROFITS OR PRODUCTION, OR FOR PUNITIVE DAMAGES AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS AN AGREEMENT BREACH OR TORT, WHICH ARISES OUT OF OR RELATES TO THIS AGREEMENT OR ITS PERFORMANCE OR NONPERFORMANCE.
         15.10 This Agreement is subject to and shall not be binding upon Gatherer unless this Agreement has been approved by Gatherer's Board of Directors, if at all, on or before April 2, 1999.
         15.11 CONFIDENTIALITY. Each party agrees it shall maintain the terms of the Agreement in strict confidence, and that it shall not cause or permit disclosure thereof to any third party without the express written consent of the other party; provided, however, that disclosure is permitted in the event and to the extent such party: (i) is required to disclose same by a court or agency exercising jurisdiction over the subject matter hereof, by order or regulation;
(ii) is required to disclose same pursuant to applicable law, including without limitation, filings with applicable securities regulators; (iii) is required to disclose same to royalty interest owners or Gatherer's or Owner's successor(s) under this Agreement; provided, however, with respect to successors, such successors agree in writing to be bound by the provisions of this paragraph; and
(iv) working interest owners for whom Owner is marketing Gas under a joint operating agreement, provided such working interest owners agree in writing to be bound by the provisions of this paragraph.

         15.12 PUBLIC ANNOUNCEMENTS. Owner and Gatherer agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and obtain prior approval of the other party hereto of the text of a public announcement or statement, which approval shall not be unreasonably withheld; provided, however, if any such announcement is required by law or the rules of any exchange upon which shares of Owner, Gatherer or their affiliates may be listed then, and in the event Owner and Gatherer are not able to agree on the substance of such disclosure, the disclosing party shall be entitled to make any disclosure which is required in the written opinion of such party's legal counsel.

                                      XVI.
                                     NOTICES

         Either party may give notice to the other party or parties by first class mail (postage prepaid), by overnight delivery service, or by facsimile (promptly confirmed by first class mail) at the following addresses or other addresses furnished by a party by written notice and such notice(s) shall be deemed delivered upon receipt.

                  OWNER:       Pennaco Energy, Inc.
                               1050 17th Street, Suite 700
                               Denver, Colorado 80265
                               Telephone: (303) 629-6700
                               Fax: (303) 629-6800

                  GATHERER:    CMS Continental Natural Gas, Inc.
                               1437 S. Boulder, Suite 1250
                               Tulsa, OK 74119
                               Telephone: (918) 582-4700
                               Fax: (918) 560-4900

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in several counterparts, each of which is an original, as of the date first hereinabove written.

                                         GATHERER:
                                         CMS CONTINENTAL NATURAL GAS, INC.


                                         By:   /s/ DAVID PRESLEY
                                             -----------------------------------
                                         Title: President
                                         Date:  March 25, 1999


                                         OWNER:
                                         PENNACO ENERGY, INC.


                                         By:   /s/ TERRELL A. DOBKINS
                                             -----------------------------------
                                         Title: VICE PRESIDENT PRODUCTION
                                               ---------------------------------
                                         Date:  MARCH 25, 1999
                                              ----------------------------------

                                   EXHIBIT "A"


                  To that certain Gas Gathering Agreement dated March 1, 1999, by and between CMS Continental Natural Gas, Inc. (Gatherer) and Pennaco Energy, Inc. (Owner):

                               WEST DEDICATED AREA

STATE OF MONTANA:

         T6S, R40E, 41E, 42E, 43E, 44E, 45E, 46E, 47E, 48E
         T7S, R39E ,40E, 41E, 42E, 43E, 44E, 45E, 46E, 47E, 48E
         T8S, R38E, 39E, 40E, 41 E, 42E, 43E
         T9S, R38E, 39E, 40E, 41E, 42E, 43E

STATE OF WYOMING:

         T58N, R85W, 84W, 83W, 82W, 81W, 8OW, 79W
         T57N, R85W, 84W, 83W, 82W, 81W, 8OW, 79W
         T56N, R84W, 83W, 82W, 81W, 8OW, 79W
         T55N, R83W, 82W, 81W, 8OW, 79W
         T54N, R83W, 82W, 81W, 8OW, 79W
         T53N, R81W, 8OW, 79W
         T52N, R81W, 8OW, 79W

                               EAST DEDICATED AREA

STATE OF MONTANA:

         T8S, 44E, 45E, 46E, 47E, 48E
         T9S, 44E, 45E, 46E, 47E, 48E

STATE OF WYOMING:

         T58N, R78W, 77W, 76W, 75W, 74W, 73W, 72W
         T57N, R78W, 77W, 76W, 75W, 74W, 73W, 72W
         T56N, R78W, 77W, 76W, 75W, 74W, 73W, 72W
         T55N, R78W, 77W, 76W, 75W, 74W, 73W, 72W
         T54N, R78W, 77W, 76W, 75W, 74W, 73W, 72W
         T53N, R78W, 77W, 76W, 75W, 74W, 73W, 72W
         T52N, R78W, 77W, 76W, 75W, 74W, 71W
         T51N, R78W, 77W, 76W, 75W, 74W, 73W, 72W, 71W
         T50N, R78W, 72W, 71W

         EXCLUDED LANDS:
         T52N, R73W: Sections 20,21,22,23,24,25,26,27,28,29,31,32,33,34,35,36
         T52N, R76W: Sections 22,23,24,25,26,27,34,35,36
         T51N, R72W: Sections 2,3,4,5,6,7,18,19,29,30,31,32
         Continued

Exhibit "A" Continued


T51N, R73W: Sections 1,2,3,4,5,8,9,10,11,12,13,14,15,16,21,
22,23,24,25,26,27,28,31,32,33,34,35,36
T51N, R75W: Sections 7,8,9,10,11,14,15,16,17,18,19,20,21,22,
23,26,27,28,29,30,31,32,33,34,35
T51N, R76W: Sections 1,2,3,7,8,9,10,11,12,13,14,15,16,17,18,
19,20,21,22,23,24,25,26,27,28,29,30,31,32,33,34,35,36
T51N, R77W: Sections 7,8,9,10,11,12,13,14,15,16,17,18,19,20,
21,22,23,24,25,26,27,28,29,30,31,32,33,34,35,36
T50N, R71W: Sections 13,14,20,21,22,23,24,25,26,27,28,29,3 1,
32,33,34,35,36
T50N, R72W: Sections 4,5,6,7,8,9,10,11,14,15,16,17,18,19,20,2 1,
22,23,26,27,28,29,30,31,32,33,34,35,36